Exhibit 10.21

AMIRA PURE FOODS PRIVATE LIMITED

LOAN AGREEMENT

This Agreement is for the period from 1st April 2012 to 31st March 2013 is being made at Amira Pure Foods Private Limited ( APFPL) on 24th day of April, 2012 , between:- Mr. Karan A Chanana Chairman and Director of Amira Pure Foods Private Limited , resident of Palm Jumeirah, Plot No. 550, AL Nabat B 8-707 , Dubai (hereinafter called the Part of First PART )

AND

AMIRA PURE FOODS PRIVATE LIMITED, having registered office at B-1/E-28, Mohan Cooperative Industrial Estate, Mathura Road, New Delhi- 110044, India hereinafter called the party of the second part)

WHEREAS the second party is in need of money and seek from the first party the said money without security.  Second part will be liable to make repayment of principal amount along with interest thereon on demand made by the first part.

AND WHEREAS, the first part has agreed to lend loan without security to the second part as his will and wish. Interest shall be calculated at the rate of 11% per annum on the daily balances of loan.

In witnesses whereof the parties of this agreement have set their respective hands on the date month and year first above given.

WITNESES:-

1. FIRST PARTY	WITNESSES

	1.	Gurpreet Kaur
/s/ Karan A Chanana		Gurpreet Kaur Awand
(Karan A Chanana)		54, Prakriti Marg, M.G. Road
New Delhi-110030

2. SECOND PARTY	2.	Namita Bhatnasar
54, Prakriti Marg.
New Delhi- 110030
/s/ Rajesh Arora
(Rajesh Arora)